Exhibit 10.13

WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK *), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Amendment No. 1 to Supply Agreement between Amersham Biosciences AB and Repligen Corporation dated May 26, 1999

This Amendment No. 1 to the Supply Agreement (defined below) is made, effective as of February 3, 2005 (“Amendment Date”), by and between,

1.	Repligen Corporation having its address at 41 Seyon Street Bldg #1, Waltham, MA 02453, USA (“Repligen”), and

2.	Amersham Biosciences AB (formerly known as “Amersham Pharmacia Biotech AB”), a GE Healthcare company having its address at Björkgatan 30, S-751 84 Uppsala, Sweden (“GEHC”).

RECITALS

A.	GEHC and Repligen have entered into a Supply Agreement dated May 26, 1999, (the “Supply Agreement”) concerning the supply of certain recombinant protein ligand products to GEHC.

B.	GEHC wishes to out-source the manufacture of a new ligand called “*” as defined below and Repligen has declared its willingness to manufacture that ligand product on behalf of GEHC.

C.	The Parties have discussed certain supply security aspects in relation to all products supplied under the Supply Agreement.

Considering the above and in consideration of the mutual covenants contained in this Amendment No. 1, the Parties have entered into the following amendment to the Supply Agreement.

AMENDMENT

1.	Definition of product and specifications for *

1.1.	Upon completion of the TTP as defined below in this Amendment No. 1, the term “Biotech rPA” in Section 1(b) of the Supply Agreement shall be deemed to include *.

1.2.	The specifications for * as attached hereto as Appendix 1 shall form part of “Biotech Specifications” in Section 1(c) of the Supply Agreement.

*	CONFIDENTIAL TREATMENT REQUESTED

2.	Technology Transfer

2.1.	The Parties have agreed to conduct a Technology Transfer Program (“TTP”) as set forth in the tentative plan in Appendix 2 hereto with the objective to transfer from GEHC the manufacturing method for * to Repligen. Upon the Amendment Date the parties shall use their respective best efforts to agree on a detailed project plan for the TTP as soon as possible. Each party agrees to use all reasonable efforts to fulfill its part of the TTP in order to complete the transfer not later than by December 31, 2005. The TTP will start as soon as technically possible following the Amendment Date and not later than 30 days following GEHC’s written notice to Repligen.

2.2.	The Process Technology relating to *, including any related intellectual property rights, whether generated before or during the TTP shall be the sole property of GEHC. Such Process Technology shall be deemed as confidential information under the Confidentiality Agreement. Repligen is hereby granted a right to use Process Technology relating to * only for the purpose of manufacturing it for supply to GEHC under this Agreement.

2.3.	Any possible development work carried out by Repligen in connection with the TTP shall be subject to a separate agreement. For avoidance of doubt the TTP as defined in Appendix 2 does not include any development work.

2.4.	The parties have agreed to share costs incurred in connection with the TTP in accordance with the following principles.

a)	Each party shall carry its own costs in connection with the TTP unless otherwise agreed.

b)	Chromatography equipment purchased by Repligen from GEHC will be priced according to the terms of the Manufacturing Transfer Agreement, made by and between the parties on December 17, 1998, and subject to payments in * equal annual installments each of * of the list price, whereof the first shall be paid within 30 days from delivery and the remaining on the * following anniversaries hereof.

c)	The initial supply of chromatography media for the first fill of each column and the first fill of hollow fiber cartridges required for the TTP shall be supplied by GEHC *. Following the first fill, media, hollow fiber cartridges and other consumables will be offered on the same terms as set forth in Section 16(e) of the Supply Agreement.

d)	Upon receipt of invoice, GEHC will pay * for delivery of each development lot meeting the specifications and the same sum for delivery of each validation lot approved according to the validation specification limits. The price is based upon a * fermentation scale. The parties acknowledge that the purification lot size for lots produced during the TTP shall not exceed *. The parties shall use all reasonable efforts to have * full scale validation lots to be completed and validated by GEHC by December 31, 2005. This fixed price for maximum * lots shall be

*	CONFIDENTIAL TREATMENT REQUESTED

inclusive of all costs incurred by Repligen in the course of the TTP and the operation of the validation lots. In the event that the parties agree to conduct fewer than * development lots, Repligen will be paid a bonus of * for each development lot not conducted. In the event that GEHC requests fewer than * development lots and, as a result, more than * validation lots are required to achieve full validation, GEHC agrees to pay Repligen * for each additional validation lot meeting the same requirements as set forth above, which is required for full validation.

2.5.	GEHC shall have the right to terminate the TTP without cause during the period prior to completion of the TTP upon written notice to Repligen. In such event GEHC shall compensate Repligen for all verified reasonable direct costs incurred in connection with the TTP as per the date of termination. In the event that the TTP is terminated, the Amendment No. 1 to the License Agreement dated May 1, 1999 between Repligen and Amersham Pharmacia Biotech AB (the “License Agreement”), made and entered into by the parties separately from this Amendment No. 1 but as of the Amendment Date, shall terminate and be of no further force or effect as specified in Section 2.4 of Amendment No. 1 to the License Agreement.

3.	Manufacturing

3.1.	After the validation has been completed according to the TTP Repligen shall manufacture and supply * in accordance with the validated and documented manufacturing process (“Documented Process”). Repligen shall be responsible for documenting the manufacturing process according to industry standard.

3.2.	Repligen shall document and GEHC shall have access to all written manufacturing know-how relating to any of the Articles. GEHC shall have the right to carry out an annual quality assurance audit of any such documents with 30 days prior notice.

3.3.	Repligen may make minor changes, i.e. those not requiring validation, to the Documented Processes with the prior approval of GEHC. Either party may suggest a major process change and, by mutual written agreement, such major change will be made, validated, and incorporated into the Documented Process. If a major process change suggested by GEHC results in a significant yield improvement, then the price per gram shall be decreased on the basis that * of the savings shall lead to reduced price and * to higher margin for Repligen. This allocation is based on the assumption that Repligen shall be compensated for its costs in connection with any agreed development work on a * basis. Sharing of savings from yield improvements resulting from a major process change suggested and paid for by Repligen shall be applied in a reciprocal fashion, i.e. * to price reduction and * to Repligen’s margin. Save for the foregoing the relevant provision of Section 2 in the Supply Agreement shall apply to process changes.

4.	Purchase of Biotech rPA/new Protein A based recombinant ligands

4.1.	The parties agree that upon completion of the TTP, Section 3(b) in the Supply Agreement shall also apply in relation to supply of *. In addition GEHC declares its intention to use

*	CONFIDENTIAL TREATMENT REQUESTED

Repligen as its sole supplier for rPA during the term of the Supply Agreement, so long as Repligen is able to fulfill the following requirements:

a)	reliably provide acceptable quality, quantity, and timely delivery of Biotech rPA,

b)	maintain agreed pricing, and

c)	*.

Although the above statement constitutes the good faith intent of GEHC at the time of signing this Amendment any legally binding exclusive purchasing obligation of GEHC is subject to entering into separate written agreement being in compliance with any applicable laws and regulations.

4.2.	Repligen shall have a first right of refusal to become a Preferred Supplier to GEHC of any *, provided that Repligen can meet GEHC’s requirement as regards quality, price, volume and *. Within 30 days from receipt of GEHC’s request for offer, including relevant information on volumes, lead times and specifications, Repligen shall submit a complete written quotation to GEHC, which shall be evaluated without delay. If such quotation is not acceptable to GEHC then it shall provide Repligen with a written explanation of what requirements are not met and Repligen shall have an opportunity to negotiate mutually acceptable terms with GEHC. If after 30 days of good faith negotiation the parties are unable to reach mutually acceptable terms, GEHC shall thereafter be free to engage any other supplier for the subject matter specified in GEHC’s request for offer. If Repligen fails to submit a quotation then GEHC shall be relieved from its obligations according to this paragraph in relation to the subject matter specified in GEHC’s request.

4.3.	GEHC agrees to evaluate the possibility of having Repligen as a possible supplier to GEHC of *, provided that Repligen can meet GEHC’s requirement as regards transfer costs, customer acceptance requirements, quality, price, volume, and *. Within 60 days of a written request by Repligen, GEHC agrees to provide Repligen with such information it deems relevant to Repligen to prepare a quotation for the supply of such *. GEHC agrees to evaluate any such proposal by Repligen without delay, but the final decision shall be at the discretion of GEHC.

5.	Pricing of *

The Parties have agreed on the price conditions for * as set forth in Appendix 3 hereto.

6.	Supply * requirements

6.1.	Repligen agrees to develop a plan (“the * Plan”) to comply with best * practises according to those relevant portions of the guidelines published by * under the name * in relation to Biotech rPA. For this purpose Repligen has adopted an implementation program including the milestones set forth in Appendix 4 (the “* Milestones”).

*	CONFIDENTIAL TREATMENT REQUESTED

Repligen will assume all the costs incurred in connection with implementing best * practises according to the * and any costs for the * Plan in excess hereof relating to GEHC specific requirements shall be shared as agreed on a case by case basis. Repligen and GEHC shall agree in advance on any costs which GEHC shall assume in this respect.

GEHC shall have the right to carry out audits of the * Plan at Repligen on or in close connection to each of the milestones dates in Appendix 4 and thereafter on a regular basis. If any of the * Milestone is not timely met, and following GEHC written notice thereof, Repligen shall use its best efforts to remedy such failure as soon as possible and in each case within the remedy periods agreed in Appendix 4. If such a failure is not remedied within the agreed remedy periods then GEHC shall have the right to terminate this Amendment No. 1 with immediate effect upon a second written notice, unless the failure is of no significant importance to the overall quality of the * Plan. If this Amendment No. 1 is terminated pursuant to this Section 6.1, Amendment No. 1 to the License Agreement shall also immediately terminate and be of no further force or effect as specified in Section 2.4 of Amendment No. 1 to the License Agreement.

6.2.	If, for any reason, Repligen becomes unable to continue operations of its non-therapeutic protein A business relating to all or any of the Articles, it shall immediately inform GEHC and shall offer to sell such business operations to GEHC at fair market value as agreed by good faith negotiations. Alternatively, in the event that Repligen wishes to sell said non-therapeutic protein A business to a third party, Repligen shall so inform GEHC and, under confidentiality, shall disclose the identity of the prospective third party purchaser to GEHC. GEHC shall then have a period of 15 days to evaluate said third party purchaser for the purposes of: *. If, prior to the end of said 15 day evaluation period, GEHC notifies Repligen that said third party purchaser is, in its view, *, Repligen shall further, under confidence, disclose the terms of the proposed sale. GEHC shall thereafter have 15 days to match the terms of the proposed divestiture and acquire the business. If GEHC elects not to acquire the business under the terms offered, Repligen shall be free to complete the proposed divestiture with said third party purchaser but GEHC shall have no obligation thereafter to assign the Supply Agreement. If, however, GEHC determines that said third party purchaser is * and/or does not otherwise notify Repligen during said 15 day evaluation period, GEHC hereby agrees to thereafter permit the assignment of the Supply Agreement to said third party purchaser in the course of the sale.

7.	Steering Committee

In order to facilitate the collaboration and planning in relation to the Articles, the Parties shall form a steering committee for the purpose of information exchange concerning, among others, the following topics:

a)	Long-term market development Protein A media

b)	On-going product development Protein A products

c)	Structural changes

*	CONFIDENTIAL TREATMENT REQUESTED

d)	Financial situation

e)	*

The steering committee shall meet 1-2 times per year and consist of 2 senior officers of each Party.

8.	Right to terminate in advance

In addition to its termination rights under Section 11(b) of the Supply Agreement, GEHC shall have the right to terminate the Supply Agreement with 12 months written notice if Repligen or any associated companies decides to * or if the control of Repligen’s non-therapeutic protein A business is acquired by a company which GEHC * the requirements of Section 4 a)-c) of this Amendment No. 1.

9.	Prolongation of the Agreement

Section 11 (a) of the Supply Agreement shall be amended to read as follows:

“This Agreement will remain in effect from the date of signing up to and including December 31, 2010, and shall thereafter be automatically extended for successive periods of 2 years unless terminated with 12 months written notice prior to any such anniversary date.”

10.	Amendment of price review clause

Section 4d of the Supply Agreement is amended to read in full as follows:

“On or before October 31 of each Contract Year, the parties will agree upon new, firm pricing for the subsequent Contract Year based upon: i) any change in the United States Consumer Price Index as published at the end of the third quarter of the preceding calendar year or some other index or indices as may be mutually agreed upon by the parties and ii) any other factors, *, etc. The new, firm prices will be made effective as of January 1 of the following Contract Year and will remain in effect throughout said Contract Year. In the event that the Parties cannot agree on any price changes, the prices shall remain unchanged for the following Contract Year.”

11.	Miscellaneous

11.1.	Capitalized terms used in this Amendment No. 1 and not otherwise defined in this Amendment No. 1 shall have the meanings defined in the Supply Agreement.

11.2.	Except as expressly amended herein, all terms and conditions of the Supply Agreement are hereby ratified and confirmed and shall remain in full force and effect.

*	CONFIDENTIAL TREATMENT REQUESTED

11.3.	This Amendment No. 1 shall be effective as from the Amendment Date. The term Supply Agreement as used in the Supply Agreement shall from and after the Amendment Date be deemed a reference to the Supply Agreement as amended by this Amendment No. 1.

11.4.	References in this Amendment No. 1 or in the Supply Agreement to Biotech or to GEHC shall mean Amersham Biosciences AB.

This Amendment No. 1 may be executed in counterparts each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument The Parties have executed this Amendment No. 1 in two originals whereof the arties have taken one each.

REPLIGEN CORPORATION		AMERSHAM BIOSCIENCES AB

By:	/s/ Walter Herlihy	By:	/s/ Peter Ehrenheim
Name:	Walter Herlihy	Name:	Peter Ehrenheim
Title:	President & CEO	Title:	President

*	CONFIDENTIAL TREATMENT REQUESTED

Appendix 1

Specifications - *

Terms of transportation

At or below - *.

Storage conditions

*.

Shelf life

* from date of manufacturing. To be stated in the certificate of analysis. The limit is preliminary. The final shelf life is to be decided from stability studies.

Mass

*

Description

*

*

*

*

*

Requirements on properties

Characteristic		Tolerance limit	Test method	Remark
1	*	*	*
2	*	*	*
3	*	*	*
4	*	*	*
5	*	*	*
6	*	*	*
7	*	*	*

*	CONFIDENTIAL TREATMENT REQUESTED

Appendix 2

Tentative Technology Transfer Program concerning the manufacturing process for *.

1. Scope

GEHC has developed a manufacturing process for *. GEHC has also developed analysis methods to be used for characterization of the protein as well as analyze methods to be used for in process analysis.

*

2. Technological goals

•	Expression level in production scale should be *

•	Overall yield for downstream processing from fermentor to formulated product of *

•	The implemented production method should meet the requirements of reasonable robustness to be suitable for process validation.

3. Specifications of *

See Appendix 1

4. Time schedule

Time schedule, including critical time and responsible persons, to be finalized

5. Milestones and Deliveries

MS1: *

-05

MS2: *

-05

MS3: *

-05

MS4: *

-05

MS5: *

-05

*	CONFIDENTIAL TREATMENT REQUESTED

MS6: *

-05

MS7: *

-05

6. Deliveries

From GEHC -Repligen

*

From Repligen -GEHC

*

All documents transferred between the parties shall be in the form of Controlled copies if approved documents are transferred. In case a draft version is transferred version number, date and signature is mandatory. Acceptable ranges for all parameters, for critical parameters Proven Acceptable Ranges (PAR) is recommended for the purpose of Manufacturing Formula and Process validation, shall be included in the methods transferred to Repligen.

7. Resources

Allocated by GEHC

Project leader:	*
Fermentation:	*
Recovery:	*
Purification:	*
Analysis:	*
QA:	*

Allocated by Repligen

Project leader:	*
Fermentation:	*
Recovery:	*
Purification:	*
Analysis:	*
QA:	*
Production:	*

8. Contact persons

REPLIGEN:	*
GEHC:	*

9. Progress reports

Bi-weekly short written communications on project status and performance

*	CONFIDENTIAL TREATMENT REQUESTED

Appendix 3

Price conditions – *

A. Prices

The following prices will apply after delivery of the agreed development and validation lots.

First * ever sold: * per gram

After the first * ever sold the following price table shall apply:

Total quantity each year (gram)	Price per gram within the interval
Up to and incl. *	*
*	*
*	*
*	*
*	*

B. Price assumptions

The above price conditions are based on (i) the process scale and optimized design as disclosed to Repligen at the meeting September 15, 2004, (ii) * overall yield level, (iii) * expression level in the fermenter, (iv) similar raw material costs compared to Biotech rPA, (v) *, (vi) *.

Upon any material deviations, i e having any impact on the price of more than *, from the assumptions set forth in this section occurring during the TTP and/or the * validation runs to follow the parties agree to adjust the prices correspondingly upon request of either party. Such request shall be made in writing not later than 30 days after completion of all of the agreed validation lots. Upon such request the parties shall conduct negotiations in, good faith with the object to restore the economical balance between the parties.

C. Price changes

The prices set forth herein shall remain fixed until December 31, *, unless adjusted by mutual agreement in accordance with Section B in this Appendix or subject to adjustment due to yield improvements resulting from major process changes according to Section 3.2 in the Amendment.

Following December 31, *, the parties shall review the price conditions on an annual basis in accordance with Section 4 d) in the Agreement as amended.

*	CONFIDENTIAL TREATMENT REQUESTED

Appendix 4

Implementation Plan – *

Milestone	Milestone definition	Acceptance criteria	Last date of completion	Remedy period
1	*	*	*	30 days
2	*	*	*	30 days
3	*	*	*	30 days
4	*	*	*	30 days
5	*	*	*	30 days

*	CONFIDENTIAL TREATMENT REQUESTED